GENERAL SERVICES AGREEMENT

This General Services Agreement (“Agreement”) is made between Prana Biotechnology Ltd, which has a place of business at Level 2, 369 Royal Parade, Parkville, VIC, 3052 Australia (hereinafter “Sponsor”), and Quintiles, Limited having its principal place of business at Station House, Market Street, Bracknell, Berkshire, RG12 1HX (hereinafter “Quintiles”). When signed by both parties, this Agreement will set forth the terms and conditions under which Quintiles agrees to provide certain services to Sponsor as set forth herein.

Recitals:

A. Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. Quintiles is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries and has made significant, up-front investments in technologies related to those industries, building on important inventions and web-based technologies.

B. Sponsor and Quintiles desire to enter into this Agreement whereby Quintiles will perform services relating to the Phase IIa randomised placebo controlled trial of PBT2 in a population of subjects with mild Alzheimer's Disease (the “Project”).

Agreement:

1.0
Services to be Provided. The services to be performed hereunder (the “Services”) shall be specified in the Scope of Work attached hereto as Attachment 1. Any responsibilities not specifically transferred in this Agreement shall remain the responsibility of Sponsor.

2.0
Payment of Fees and Expenses. Sponsor will pay Quintiles for fees, expenses and pass-through costs in accordance with the budget and payment schedule attached hereto as Attachment 2. Based on the estimated cash flow of the Project, Sponsor agrees that a prepayment may be needed for Quintiles to maintain cash neutrality over the term of the Project taking into account the payment terms agreed to between the parties. Quintiles will invoice Sponsor for its fees in accordance with the payment schedule and monthly for expenses and pass-through costs incurred in performing the Services. Expenses and pass-through costs will be supported by a summary sheet. With the exception of any prepayment or advances and investigator invoices, which are due and payable upon receipt, all other invoice payments shall be made to Quintiles within thirty (30) days of receipt. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Sponsor shall pay Quintiles interest in an amount equal to four percent (4%) above the base interest rate established by Fortis Bank Limited per month of all undisputed amounts owing hereunder and not paid when due (or the maximum lesser amount permitted by applicable law). In the event that taxes or duties, of whatever nature, are required to be withheld on payments made pursuant to this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax,

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Sponsor shall promptly pay said taxes and duties to the appropriate taxing authority without any deduction to any amount owed to Quintiles. Sponsor shall secure and deliver to Quintiles any official receipt for any such taxes paid. Quintiles shall send all invoices to the attention of Janet Wilson at the following address: Prana Biotechnology Ltd, Level 2, 369 Royal Parade, Parkville, VIC, 3052, Australia. Sponsor shall send all payments to the following address: PSC Earlston House, Almondvale Way, Almondvale Business Park, Livingston, EH54 6GA or by means of BACS Transfer as follows :

Payable to:	Quintiles Limited Fortis Bank 23 Camomile Street London EC3A 7PP England

Sort Code:	40-52-62
Account Number:	21810137
Swift:	GEBAGB22
IBAN:	GB19GEBA40526221810137

3.0
Term. This Agreement shall commence on the date it has been signed by all parties and shall continue until the Services are completed or until terminated by either party in accordance with Section 17 below.

4.0
Change Orders. Any change in the details of this Agreement or the assumptions upon which this Agreement is based (including, but not limited to, changes in an agreed starting date for the Project or suspension of the Project by Sponsor) may require changes in the budget and/or time lines, and shall require a written amendment to the Agreement (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Quintiles will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing, Sponsor agrees that it will not unreasonably withhold approval of a Change Order, Either party reserves the right to postpone effecting material changes in the Project's scope until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Quintiles, Quintiles and Sponsor shall execute a corresponding amendment to the Transfer of Obligations Form. Sponsor shall file such amendment where appropriate, or as required by law or regulation.

5.0
Confidentiality. It is understood that during the course of this Agreement, Quintiles and its employees may be exposed to data and information that are confidential and proprietary to Sponsor. It is understood that project results are Confidential and proprietary to the Sponsor and all such data and information (hereinafter is collectively termed “Sponsor Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Quintiles and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of Sponsor. All information regarding Quintiles' operations, methods, and pricing and all Quintiles' Property (as defined in Section 6.0 below), disclosed by Quintiles to Sponsor in connection with this Agreement is proprietary, confidential information belonging to Quintiles (the “Quintiles Confidential Information”, and together with the Sponsor Confidential Information, the “Confidential Information”). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement to any third party without the written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the completion or termination of the Agreement.

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The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed.

6.0
Ownership and Inventions. All data and information generated or derived by Quintiles as the result of Services performed by Quintiles under this Agreement shall be and remain the exclusive property of Sponsor. Any inventions that may evolve from the data and information described above or as the result of Services performed by Quintiles under this Agreement shall belong to Sponsor and Quintiles agrees to assign its rights in all such inventions and/or related patents to Sponsor. Notwithstanding the foregoing, Sponsor acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles and which relate to its business or operations (collectively “Quintiles' Property”). Sponsor and Quintiles agree that any Quintiles' Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement are the sole and exclusive property of Quintiles.

7.0
Records and Materials. At the completion of the Services by Quintiles, all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, shall be delivered to Sponsor in such form as is then currently in the possession of Quintiles. Alternatively, at Sponsor's written request, such materials and data may be retained by Quintiles for Sponsor for an agreed-upon time period, or disposed of pursuant to the written directions of Sponsor. Sponsor shall pay the costs associated with any of the above options and shall pay a to-be-determined fee for storage by Quintiles of records and materials after completion or termination of the Services. Quintiles, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services. Nothing in this Agreement shall be construed to transfer from Sponsor to Quintiles any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

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8.0
Independent Contractor Relationship. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, and neither party shall hold itself out as having such authority. If, however, Sponsor desires to conduct clinical trials in one or more countries that require a local sponsor or representative, and Sponsor requests that Quintiles or its affiliates serve as its agent for that purpose, then Quintiles may serve as Sponsor's agent for the purpose of fulfilling local sponsor or representative duties. Sponsor shall pay Quintiles for such local representative services at Quintiles' standard daily rates, unless otherwise specified in the attached Budget.

9.0
a) Regulatory Compliance. Quintiles agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations and with the standard of care customary in the contract research organization industry (excluding 21 CFR Part 11). Quintiles shall process all personal data in accordance with this Agreement or as otherwise instructed by Sponsor or its affiliates in compliance with the EU Data Protection Directive 95/46/EC and any applicable national legislation enacted thereunder (“Data Protection Legislation”). Sponsor represents and affirms to Quintiles that Sponsor has complied with, and will continue to comply with its obligations under the Data Protection Legislation. Quintiles' standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Scope of Work. Quintiles certifies that it has not been debarred under the Generic Drug Enforcement Act and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. Sponsor represents and certifies that it will not require Quintiles to perform any assignments or tasks in a manner that would violate any applicable law or regulation. Sponsor further represents that it will cooperate with Quintiles in taking any actions that Quintiles reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Quintiles.

b) Inspections and Audits. Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall not respond on behalf of the other party to any such regulatory correspondence or inquiry, unless otherwise agreed by the parties, and shall notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning the Services. During any such inspection or inquiry, the parties agree to make reasonable efforts to disclose only the information required to be disclosed. During the term of this Agreement, Quintiles will permit Sponsor's representatives (unless such representatives are competitors of Quintiles) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Services are being conducted in accordance with the agreed task and that the facilities are adequate. Sponsor agrees that it shall not disclose to any third party any information ascertained by Sponsor in connection with any such audit or examination, except to the extent required by law or regulation. Sponsor shall reimburse Quintiles for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services (“Inspection”) instigated by Sponsor or by a governmental authority, unless such Inspection finds that Quintiles breached this Agreement or any applicable law or regulation.

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10.0
Relationship with Investigators. If Quintiles will be obligated to contract with investigators or investigative sites (collectively, “Investigators”) then Quintiles will use its standard Clinical Trial Agreement (“Global CTA”) form, a copy of which is attached hereto as Attachment 3, along with certain local CTA forms (“Local CTAs”) that have developed for use in certain countries based on local requirements with the benefit of local legal advice, which have been prepared in local language and English language where applicable. Any applicable Local CTAs will be made available for inspection by the Sponsor upon request. If the Global CTA form or a Local CTA is updated, Quintiles will use its then current Global CTA form (or Local CTA as appropriate) as of the time of the agreement. If Sponsor insists that any CTA form other than the Global CTA and Local CTAs be used, then Sponsor shall pay all translation costs and additional negotiation time may be required. If an Investigator insists upon any material changes to any provisions that directly affect Sponsor, then Quintiles shall submit the proposed material change to Sponsor, and Sponsor shall review, comment on and/or approve such proposed changes within five (5) working days. If the Global CTA form (or Local CTA, where applicable), or any changes approved by Sponsor, differ from the terms of this Agreement (including, but not limited to, provisions allowing an Investigator to publish results or data that Quintiles is prohibited from revealing), then Quintiles shall have no liability for any such approved provisions or changes. Unless otherwise stated in the attached Budget, the time incurred by Quintiles in negotiating CTA changes proposed by sites shall be billed at Quintiles' Standard Rates. The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor and that Investigators shall exercise their own independent medical judgment. Quintiles' responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement.

If Quintiles will be paying Investigators on behalf of Sponsor, the parties will agree in the attached Payment Schedule as to a schedule of amounts to be paid to Investigators. Sponsor acknowledges and agrees Quintiles will only pay Investigators from advances or pre-payments received from Sponsor for Investigators' services, and that Quintiles will not make payments to Investigators prior to receipt of sufficient funds from Sponsor. Sponsor acknowledges and agrees that Quintiles will not be responsible for delays in a study or Project to the extent that such delays are caused by Sponsor's failure to make adequate pre-payment for Investigators' services. Sponsor further acknowledges and agrees that payments for Investigators' services are pass-through payments to third parties and are separate from payments for Quintiles' Services. Sponsor agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator. For the avoidance of doubt, nothing contained in this clause, or elsewhere in this Agreement, is intended to confer any right or benefit on any third party including, but not limited to, any Investigator, whether under the provisions of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

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11.0
Third Party Indemnifications and Agreements. If any investigative sites or any other third parties, including, but not limited to, Data Safety Monitoring Boards, independent laboratories, Advisory Boards, or End Point Adjudication Committees (collectively, “Third Parties”), request an indemnification for loss or damage caused by the sponsor's Project, then Sponsor shall be responsible for providing such indemnification directly to the Third Party, on terms and conditions to be agreed between Sponsor and the Third Party. If Sponsor requests Quintiles' assistance in negotiating the terms of such indemnities, Quintiles shall provide such negotiation services at its standard daily rates, unless otherwise agreed in the attached Budget. Quintiles shall not sign such indemnifications on Sponsor's behalf unless Sponsor has expressly authorized Quintiles to act as its agent for such purpose or has given Quintiles a written power of attorney to sign such indemnifications. In countries in which local laws or local ethics committees require that a local company must sign such indemnifications and Sponsor has no local presence, Quintiles will sign such indemnities only if the parties have entered into an agreement regarding local representative duties containing the terms attached hereto as Attachment B, either as a part of this Agreement or as a separately signed agreement.

If  Sponsor requests that Quintiles enter into agreements to retain Third Parties to perform services regarding the Project, such Third Parties shall be independent contractors and shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor. Sponsor shall pay Quintiles for its reasonable time and expenses in negotiating and administering any such Third Party Agreements. These agreements shall be subject to Sponsors written approval, which shall not be unreasonably withheld or delayed.

12.0
Conflict of Agreements. Quintiles represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Quintiles agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement. Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Quintiles pursuant to this Agreement without the written consent of Quintiles, which will not be unreasonably withheld.

13.0
Publication. Project results may not be published or referred to, in whole or in part, by Quintiles or its affiliates without the prior expressed written consent of Sponsor. Neither party will use the other party's name in connection with any publication or promotion without the other party's prior, written consent.

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14.0	Limitation of Liability.

a) Neither Quintiles, nor its affiliates, directors, officers, employees, subcontractors or agents shall have any liability (including without limitation, contract, negligence and tort liability) for any loss of profits, opportunities or goodwill or any type of indirect or consequential damages in connection with this Agreement or the Services performed by Quintiles except to the extent such liability arises out of Quintiles' recklessness or willful misconduct or a negligent act or omission. For purposes of this provision, recklessness or willful misconduct or a negligent act or omission is considered on the basis of whether Quintiles failed to institute policies or procedures that could reasonably have been expected to prevent the recklessness, willful misconduct or negligent act or omission in question.

b) In no event shall the collective, aggregate liability (including without limitation, contract, negligence and tort liability) of Quintiles or its affiliates, directors, officers, employees, subcontractors or agents under this Agreement exceed the amount of fees actually received by Quintiles from Sponsor under this Agreement.

c) Neither Quintiles, nor its affiliates, directors, officers, employees, subcontractors or agents shall have any liability for death or personal injury; except to the extent that such liability is attributable to a negligent act or omission of Quintiles.

15.0
Third Party Indemnification. Sponsor shall indemnify, defend and hold harmless Quintiles and its affiliates, and its and their directors, officers, employees and agents (each, a “Quintiles Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “Losses”), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement relates), except to the extent such Losses are determined to have resulted solely from the negligence or intentional misconduct of the Quintiles Indemnified Party seeking indemnity hereunder.

16.0
Indemnification Procedure. Quintiles shall give Sponsor prompt notice of any third party claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with Sponsor and its legal representatives in the investigation of any matter the subject of indemnification. Quintiles shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this Indemnification provision.

17.0
Termination. Sponsor may terminate this Agreement without cause at any time during the term of the Agreement on sixty (60) day's prior written notice to Quintiles. Either party may terminate this Agreement for material breach upon thirty (30) days' written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. During the 30-day cure period for termination due to breach, each party will continue to perform its obligations under the Agreement. If the termination notice is not due to a breach, or if the cure period has expired without a substantial cure of the breach, then the parties shall promptly meet to prepare a close-out schedule, and Quintiles shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations. If Quintiles reasonably determines that its continued performance of the Services contemplated by this Agreement, after discussion with Sponsor, would constitute a violation of written regulatory or scientific standards of integrity, then Quintiles may terminate this Agreement by giving written notice stating the effective date (which may be less than thirty days from the notice date) of such termination. Either party may terminate this Agreement immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy.

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If this Agreement is terminated, Sponsor shall pay Quintiles for all Services performed in accordance with the Agreement and reimburse Quintiles for all costs and expenses incurred in performing those Services, including all non-cancelable costs incurred prior to termination but paid after the termination date. Sponsor shall pay for all the work actually performed in accordance with the Agreement, even if the parties' original payment schedule spreads-out payments for certain services or defers payments for certain services until the end of the Study. If payments are unit or milestone based, and the Agreement is terminated after costs have been incurred toward achieving portions of one or more incomplete units or milestones, Sponsor will pay Quintiles' standard fees for actual work performed toward those incomplete units or milestones up to the date of termination, in addition to paying for completed units or milestones. Sponsor shall pay for all actual costs, including time spent by Quintiles personnel (which shall be billed at Quintiles' standard daily rates in effect as of the date of the termination notice), incurred to complete activities associated with the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements. In addition, if the termination is by Sponsor without cause, or by Quintiles for reasonable cause, and the total fees for the Project are greater than one million U.S. dollars in value, then Sponsor shall pay to Quintiles an amount equal to fifteen percent (15%) of the budget for the remainder of Services that have not yet been performed, to cover Quintiles' costs associated with early termination.

18.0
Relationship with Affiliates. Sponsor agrees that Quintiles may use the services of its corporate affiliates as subcontractors to fulfill Quintiles' obligations under this Agreement. Quintiles shall remain responsible for all obligations in connection with the Services performed by its affiliates, and its affiliates shall be subject to all of the terms, conditions and rights applicable to Quintiles under this Agreement. The term “affiliate” shall mean all entities controlling, controlled by or under common control with Quintiles. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

19.0
Cooperation; Sponsor Delays; Disclosure of Hazards. Sponsor shall forward to Quintiles in a timely manner all documents, materials and information in Sponsor's possession or control necessary for Quintiles to conduct the Services. Quintiles shall not be liable to Sponsor nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Sponsor's failure to timely provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations, and any such failure by Sponsor shall automatically extend any timelines affected by a time period reasonably commensurate to take into account such failure, unless Sponsor agrees in writing to pay any additional costs that would be required to meet the original timeline. If Sponsor delays a project from its agreed starting date or suspends performance of the project then either: a) Sponsor will pay the standard daily rate of the Quintiles' personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay, in order to keep the current team members; or, b) Quintiles may re-allocate the personnel at its discretion, and Sponsor will pay the costs of re-training new personnel. In addition, Sponsor will pay all non-cancelable costs and expenses incurred by Quintiles due to the delay and will adjust all timelines to reflect additional time required due to the delay. Sponsor shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by Sponsor, and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

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20.0
Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of the forces of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party's control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay on the basis that the relevant party will perform all reasonable actions to overcome any of the abovementioned forces.

21.0
Notices and Deliveries. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Quintiles:	If to Sponsor:

Quintiles Transnational Legal Department P.O. Box 13979 Research Triangle Park, North Carolina, U.S.A. 27709-3979 Attention: John Russell	Prana Biotechnology Ltd Level 2, 369 Royal Parade, Parkville, VIC, 3052 Australia Attention: Dianne Angus

And,

Quintiles Transnational Legal Department Station House Market Street Bracknell

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Berkshire, RG12 IHX
UK

If Sponsor delivers, ships, or mails materials or documents to Quintiles, or requests that Quintiles deliver, ship, or mail materials or documents to Sponsor or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor. Quintiles disclaims any liability for the actions or omissions of third-party delivery services or carriers. All information transmitted by Quintiles pursuant to this Agreement will be sent by the standard transmission method selected by Quintiles (telephone, facsimile, mail, personal delivery or email). Sponsor hereby consents and authorizes Quintiles to send facsimiles relating to the Services, or relating to potential future services, to any office of Sponsor or Sponsor's affiliates.

22.0
Insurance. During the term of this Agreement to cover its obligations hereunder, the parties shall maintain insurance coverage with a reputable insurance company as follows: i) Clinical Trials insurance for Sponsor of not less than AU$5,000,000 per annum as provided in Attachment 4 to this Agreement; ii) Professional Indemnity insurance for Quintiles of not less than US$5,000,000 per annum; and, iii) Liability to third parties insurance for Quintiles with a limit of $1,000,000 per claim or series of related claims, or at the minimum statutory level, whichever is greater, iv) Liability to third parties insurance for Sponsor to AU$20,000,000 as provided in Attachment 4. For Quintiles, all insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall provide the other party with a certificate of insurance upon request. Each party shall ensure that its policies shall contain an endorsement to the effect that it shall not be cancelled or otherwise materially changed during that period without thirty (30) days prior written notice to the other party. The certificates specifying the above-referenced Sponsor insurances are provided in Attachment 4 to this Agreement and is incorporated herein by reference.

23.0
Foreign Currency Exchange. The currency to be used for invoice and payment shall be the currency stated in the attached Budget or Table (the “Contracted Currency”). If Quintiles incurs pass-through costs in a currency other than the Contracted Currency, then Sponsor shall reimburse Quintiles for Quintiles' actual costs in the Contracted Currency based on the Oanda foreign currency exchange rate (Oanda.com) for the applicable currencies on the last business day of the month in which such pass-through costs are submitted. If a currency referenced within the Budget is replaced by the Euro or otherwise ceases to become legal tender, the applicable replacement currency will be substituted for such currency for purposes of this provision at an established conversion rate.

If this Agreement involves the performance of Services by Quintiles or its affiliates in any country that uses a currency other than the Contracted Currency, then the Budget for those Services will be based on the local rates in the currency used by Quintiles for pricing that country, but converted to and reflected in the Contracted Currency. Sponsor acknowledges that, due to fluctuations in currency exchange rates, Quintiles' actual fees may be greater or lesser than the budgeted or estimated amounts contained in this Agreement. If the fees for Services in currencies other than the Contracted Currency exceed $500,000 and the conversion rate between the local currencies and the Contracted Currency has fluctuated more than 2%, plus or minus, since the Budget was prepared, Quintiles may calculate a foreign currency exchange adjustment based upon the following:

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a) In the case of Fee for Service budgets, fees will be converted on each invoice based on the Oanda foreign currency exchange spot rate (Oanda.com) from the last Friday of the preceding month in which services were performed; or,

b) For all other budget types including fixed fee, milestone or unit priced budgets, the adjustment will be calculated every 12 months after the contract execution date (or in the final invoice if the agreement is for less than 12 months). The foreign currency adjustment will be calculated by comparing the foreign currency exchange rate stated in the Budget or Table attached to the Agreement to the Oanda (Oanda.com) average rate over the preceding 12 months. Any resulting decrease in costs will be credited to Sponsor and any resulting increase in costs will be invoiced to Sponsor.

24.0
Data Protection. Quintiles and Sponsor agree to comply with all applicable privacy laws and regulations. If the Project will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Economic Area (“EEA”), then Sponsor shall serve as the controller of such data, as defined by the European Union (“EU”) Data Protection Directive (the “Directive”), and Quintiles shall act only under the instructions of the Sponsor in regard to personal data. If Sponsor is not based in the EEA, Sponsor must appoint an EEA company to act as its local representative for data protection purposes in order to comply with the Directive, and such designation is attached hereto and incorporated by reference. If Sponsor does not have an affiliate in the EEA and requests that a Quintiles affiliate in the EEA serve as its local representative, then the parties shall negotiate a fee for such representative duties and shall enter into a Data Transfer Agreement between the parties containing the Standard Contractual Clauses set forth by the EU Commission Decision of 15 June 2001 (Decision 2001/497/EC) before Quintiles will assume any such representative duties. If Sponsor is not based in the EEA, Quintiles will not export any personal data from the EEA unless Sponsor has appointed a local representative.

25.0
Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Sponsor and Quintiles and their respective successors and permitted assigns. Except as stated above in Section 18, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party.

26.0
Choice of Law, Waiver and Enforceability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of England, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

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27.0
Survival. The rights and obligations of Sponsor and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement.

28.0
Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the International Chamber of Commerce (“ICC”) under its International Rules of Arbitration, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at the office of the ICC closest to the Quintiles office having responsibility for the Project, and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with ICC Rules.

29.0
Entire Agreement, Headings and Modification. This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Quintiles Limited		Prana Biotechnology Limited

By:	\s\ Patricia Williams	By:	/s/ [Illegible]
	(signature)		(signature)
Print Name:	PATRICIA WILLIAMS	Print Name:	/s/ [Illegible]
Title:	VP, GLOBAL CONTRACTS	Title:	[Illegible]
Date:	1 3 NOV 2006	Date:	7th November 2006

FEDERAL ID # _________________________

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LIST OF A TTACHMENTS

ATTACHMENT 1—SCOPE OF WORK

ATTACHMENT 2—BUDGET AND PAYMENT SCHEDULE

ATTACHMENT 3—CLINICAL TRIAL AGREEMENT FORM

ATTACHMENT 4—INSURANCE CERTIFICATE

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ATTACHMENT 1
SCOPE OF WORK

Country	Sites	Patients Screened	Patients Randomised	Patients Completing
SWEDEN	7	100	80	33
	7	100	80	72

GENERAL STUDY ASSUMPTIONS

Phase	II
Maximum number of active sites	7
Maximum number of patients screened	100
Number of patients randomised	80 (20% screen failure rate)
Number of patients evaluable	72 (10% drop-out rate)
Recruitment period (months)	4.00
Treatment duration (months)	3.00
Follow up duration (months)	0.00
Maximum CRF pages per screen failure (including diary where applicable)	5
Maximum CRF pages per drop-out (including diary where applicable)	21
Maximum CRF pages per complete patient (including diary where applicable)	35
Overall study length (months)	14.96
Number of client meetings	2
Duration of client meetings (hours) -excluding travel	8
Number of client teleconferences	15
Duration of client teleconferences (hours)	1
Number of investigator meetings	1
Duration of investigator meetings (hours) -excluding travel	12

MONITORING ASSUMPTIONS
Maximum number of sites identified	13
Maximum number of site selection visits	8
Maximum number of site initiation visits	7
Maximum number of monitoring visits	49 visits (7 per site)
- Average time on site per monitoring visit (hours)	5.00
- Average administrative time per monitoring visit (hours)	5.00
- Average travel time per monitoring visit (hours)	5.00
- Average site contact between visits (hours per site per month)	2 00
% SDV	100%
Maximum number of close out visits	7

Actual monitoring will be adjusted dependant on support activity required and recruitment rate per site, however the budget assumes that the total monitoring hours specified above will not be exceeded.

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MONITORING ASSUMPTIONS
Maximum number of sites identified	13
Maximum number of site selection visits	8
Maximum number of site initiation visits	7
Maximum number of monitoring visits	49 visits (7 per site)
- Average time on site per monitoring visit (hours)	5.00
- Average administrative time per monitoring visit (hours)	5.00
- Average travel time per monitoring visit (hours)	5.00
- Average site contact between visits (hours per site per month)	2 00
% SDV	100%
Maximum number of close out visits	7

Actual monitoring will be adjusted dependant on support activity required and recruitment rate per site, however the budget assumes that the total monitoring hours specified above will not be exceeded.

PHARMACOVIGILANCE ASSUMPTIONS
Maximum number of SAEs expected	24 SAEs (30%)
Safety database requirement	Quintiles Pharmacovigilance will set up a Clintrace Database
SAE Coding	Yes - MedDRA
SAE Narratives	Yes
Quality Control	100% QC of SAE data fields
Tracking database	A tracking system will be set-up to track SAEs and regulatory assessments to ensure open queries are efficiently identified and prioritised, and track submissions to regulatory authorities
Number of updates per SAE
Initial and up to two (2) update reports per SAE assumed. Cycle includes triage, case evaluation, follow-up with sites (each SAE would generally require 2 follow-up communications with the respective site to obtain answers to outstanding queries), regulatory assessment, data entry, generation of queries, quality control, medical review, submission to Prana Biotechnology, and submission to Regulatory Authorities.

Translation of SAE documentation
Quintiles will provide translations of source documents relating to SAEs using either an internal medical translator or a medically certified translation agency. These costs will be passed through to the sponsor.

SAE Reconciliation	Pharmacovigilance will assist in the reconciliation of the safety data in the safety and scientific databases (up to 7-10 data fields per SAE)
Reporting to Regulatory Authorities – 2 regulatory reports (1 initial and 1 update) per expedited SAE assumed	Quintiles Pharmacovigilance will report up to 2 expedited SAEs to Regulatory Authorities (including the EMEA) as appropriate

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PHARMACOVIGILANCE ASSUMPTIONS
Investigator alert letters (safety update letters) – 2 alert letters (1 initial and 1 update) per expedited SAE assumed	Quintiles Pharmacovigilance will prepare and distribute non-personalised Investigator alert letters for up to 2 expedited SAEs to 7 sites (28 mailings)
Expedited SAE reports to be sent to Central Ethics Committees (CECs)	Quintiles Pharmacovigilance will distribute up to 2 expedited SAEs (unblinded if required) to the applicable CECs in the 1 EU/EEA country involved in the study. Quintiles assumes 1 CEC per country.
Cross-reporting of expedited SAEs occurring in other protocols	Not included in the budget
Interim/annual regulatory reports	Not included in the pharmacovigilance budget
Meetings to be attended by Pharmacovigilance personnel (number of meetings)	1 Client kick off meeting, 1 investigator meeting. Ongoing communication between Quintiles' pharmacovigilance group and Prana Biotechnology has been included.
Status reports	Monthly

DATA MANAGEMENT ASSUMPTIONS
CRF design	Quintiles to design CRF
Database platform	Inform EDC
Duration of data management (months)	10.65
Number of patient visits per complete CRF	6
Maximum number of CRF pages expected	2,688
Number of unique CRF pages	11
Number of repeating pages	24
Number of validation checks per page	15
Total validation checks programmed	165
SAE reconciliation required	Manual
Number of electronic data sources	1
Total number of electronic imports and transfers	10 (10 per source)
Number of database exports	2
Number of queries per 100 pages	3
Total queries to process	81
Coding dictionaries:
Diseases	MedDRA
Adverse events	MedDRA
Concomitant medications	Internal
Number of diseases per patient (up to 50% expected to autoencode)	2
Number of adverse events per patient (up to 50% expected to autoencode)	3
Number of con meds per patient (up to 50% expected to autoencode)	3
Meetings to be attended by DM personnel (number of meetings)	Client kick off meeting (Y), investigator meeting (Y), client teleconferences (15), client face to face meetings (2)

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BIOSTATISTICS ASSUMPTIONS
Statistical input to protocol development	Yes
Statistical analysis plan responsibility
Quintiles will produce one draft of the analysis plan for review by Prana. Prana will provide one set of consolidated comments and the plan will be considered final upon incorporation of these comments. Confirmation of the planned analyses will be undertaken prior to database lock, and any minor adjustments made at this time point.

Generate randomisation schedule	Yes
Number of treatment groups	2
Maximum total number of tables	70 - Note: Table count refers to the number of entries in Table of Contents
Maximum total number of listings	30 - Note: Listings count refers to the number of entries in Table of Contents
Maximum total number of graphs	5 - Note: Graph count refers to the number of entries in Table of Contents
Laboratory data source	Single Central
Number of interim analyses	0
Type of report required	Quintiles will prepare an integrated report
SAS programming code to be delivered to customer	No
Meetings to be attended by Biostatistics personnel (number of meetings)	Client kick off meeting (1), no attendance at investigator meeting, client teleconferences (4), no attendance at client face to face meetings
Additional Assumptions:
All Statistical Outputs will undergo QC and Senior Biostatistical Review before issue to Prana Biotechnology.
Quintiles will provide one draft set of Statistical Outputs for Review by Prana Biotechnology, who will provide one set of consolidated comments, and the Statistical Outputs will be considered final upon incorporation of these comments.

Costs will be adjusted in the event of differences between final client requirements agreed in the Analysis Plan, Tables and Listings and the assumptions listed here.

MEDICAL ASSUMPTIONS
Quintiles to provide CRA training?	Quintiles is not responsible tor providing CRA training.
Medical Monitoring (CRA and Site Support)	Quintiles will provide medical monitoring throughout start up, recruitment, treatment and close out phases of the study.

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MEDICAL WRITING ASSUMPTIONS
Study protocol	Prana to produce study protocol.
Clinical Trial Report
The report will be based on an electronic template provided by Prana, or prepared in Microsoft WORD in a format compliant with ICH guidelines. Inputs provided from Prana to the Medical Writer will be in a format suitable for direct incorporation into the report. The draft report will undergo QC, medical and statistical reviews within Quintiles before issue to Prana. Quintiles will produce two drafts of the report for review by Prana, who will provide one set of consolidated comments on each draft. The report will be considered final upon incorporation of the second draft comments. Costs will be adjusted in the event of appreciable differences between the actual final client requirements agreed in the Analysis Plan and the final statistical outputs, we reserve the right to renegotiate this quotation.

Report Narratives
An estimated maximum 0 patient narratives will be written in conjunction with the Clinical Trial Report, Quintiles will provide one draft set of narratives for review by Prana. Prana will provide one set of consolidated comments and the narratives will be considered final upon incorporation of these comments.

Meetings to be attended by Medical Writing personnel (number of meetings)	Client teleconferences (2), client face to face meetings (1)
Additional Assumptions
Any Prana specific requirements for appendix documentation gathered by Quintiles must be communicated upon contract agreement. Any documentation to be provided by Prana for the report appendices will be provided to the Medical Writer before database lock, and in a format and quality appropriate for direct inclusion in the report.

Costs do not include manipulation or editing of appendix documents, scanning appendix documents, or through pagination of the report plus appendices. The costs do not include copying of any completed CRFs for inclusion in the report appendices. One loose-leaf paper copy of the final report is included in the costings.

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CENTRAL LABORATORIES SCOPE OF WORK

Assignment of responsibilities

Task	Quintiles	Prana
Screening of Subjects	X
Analysis of Safety Samples	X

All services will be carried out in accordance with Quintiles SOPs unless otherwise indicated. A change of SOP’s may result in a cost change of the affected services. Prana is welcome to undertake an on-site inspection of Quintiles SOPs.

Study Assumptions

Number of included subjects	80 Alzheimer Patients
Number of Safety Samples	500 Samples
Clinical Chemistry:	According to Specification of Clinical Chemistry (See Attached)

Additional Scope
☑	Protocol amendments
☑	Additional protocol assessments not detailed in the protocol, i.e. laboratory sampling etc.
☑	Regulatory Affairs consulting (involving a technical review of proposed protocol to ensure that supportive data is in compliance with European Regulations).
☑	Subjects replaced due to study related withdrawals
☑	Courier costs including documentation transportation
☑	Analysis of additional safety samples SEK 1 734
☑	Analyses of samples at non-office hours SEK 1128 per hour
☑	Analysis report in Excel format according to Quintiles standard, SEK analysis price x 2,75
☑	Sample preparations SEK 60 per sample
☑	Preparation of labels SEK 1 128 per hour
☑	Analysis of express samples SEK analysis price x 2,75
☑	Sample kits for PK samples 50 SEK per kit
☑	Non Quintiles AB standard photocopying and faxing of source documents to Sponsor i.e. CRFs
☑	Storage of samples and investigational product when clinical part of study has been completed
☑	Time needed for any study specific audits performed by Sponsor or the authorities.

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Description of services provided
1.	Screening costs

Includes haematology, biochemistry, hepatitis B, C, HIV, urinalysis, drug and alcohol screen.

Screening labs
☑	100 samples	SEK 264,050
☑	100 sampling kits à SEK 50
For study specific assessments please see “Specification of Clinical chemistry”.

2.	In-study costs (including post-screen)

In-	study labs
☑	320 samples	SEK 420,160
☑	320 sampling kits à SEK 50

Post study labs
☑	80 samples	SEK 114,640
☑	80 sampling kits à SEK 50

CSF Sample Kits
☑		SEK 9 000
☑	180 sampling kits at SEK 50

A.
B.
C.	Also included in clinical chemistry services
☑	Sample description
☑	Written analytical report in Quintiles AB format, by fax and mail.
☑	Retention of study data for 10 years.
See also “Specification of Clinical chemistry” Time limit
Projects will be active for 12 months following completion of the last scheduled activity (e.g. last subject out or final report). Any requests for data clarifications, copies of archived documentation or similar will be handled within the specified budget during this 12-month period. Thereafter any services will be charged at Quintiles current hourly rates.

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Specification of clinical chemistry

Analyses to be performed are listed below. Also included Quintiles Uppsala full range of analyses for the Prana to review

Haematology	Screening	During	Follow Up
B-Differential white blood cells	1	4	1
B-Eryt. Sediment.rate
B-Heamoglobin	1	4	1
B-Hematocrit (EVF)	1	4	1
B-MCH
B-MCHC	1	4	1
B-MCV	1	4	1
B-Platelets	1	4	1
B-Red Blood cells	1	4	1
B-Reticulocytes
B-White blood cells	1	4	1
Extra haematology analysis
Coagulation
P-APTT
P-Prothrombin complex
Fibrinogen
Antithrombin III
Fibrin D-Dimer
Clinical Chemistry
HbAlC
A/G ratio
Laktat
S-ALAT	1	4	1
S-Albumin	1	4	1
S-alfal-Microglobuline
S-Alkaline phosphat	1	4	1
S-Amylase
S-ASAT	1	4	1
S-beta2-Microglobuline
S-Bicarbonate
S-Bilirubin (conjug)
S-Bilirubin (total)	1	4	1
S-Bilirubin (unconj.)
S-Calcium	1	4	1

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S-Calcium (albmodif)
S-Chloride
S-Cholesterol
S-Creatinine kinase
S-Creatine kinase MB
S-Creatinine	1	4	1
S-CRP
S-Cystatin C
S-Ferritin	1	4	1
S-Free fatty acid
S-Fruktosamine
S-GGT	1	4	1
S-Glucose	1
S-Haptoglobin
S-HDL
S-Iron	1	4	1
S-LD
S-LDL
S-Magnesium
S-N-acetylglucosaminidase
S-Orosomucoid
S-Osmolality
S-Phosphate	1	4	1
S-Potassium	1	4	1
S-Protein (total)	1	4	1
S-Sodium	1	4	1
S-TIBC
S-Transferrin
S-Triglycerides
S-UREA	1	4	1
S-Uric Acid
S-TIBC
S-Myoglobin
S- Zinc (External Lab)	1	4	1
S- Copper ( External Lab )	1	4	4
Extra serum analyses
Urine
Creatinine clearance	1	4	1

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Creatinine clearance according to customer
U-Albumin
U-Alkaline Phosphatase
U-alpha 1 -Microglobuline
U-beta2-Microglobuline
U-Chloride
U-Creatinine
U-GGT
U-Glucose
U-LD
U-N-acetylglucosaminidase
U-Osmolality
U-Potassium
U-Pregnancy test
U-Sediment
U-Sodium
U-Urea
Urine Microscopy for Casts and RBC	1		1
Extra urine analysis
Extra urine analysis
U-stix
U-Bilirubin	1	4	1
U-Glucose	1	4	1
U-Ketones	1	4	1
U-Nitrite	1	4	1
U-Opiates	1	4	1
U-pH	1	4	1
U-Protein	1	4	1
U-Red blood cells	1	4	1
U-Specific Gravity	1	4	1
U-Urobilinogen	1	4	1
U-White blood cells	1	4	1
Other analyses
S-Anti-HCV	1
S-Anti-HIVl/HIV2	1
S-B12	1	4	1

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Cobalamine
S-E2
S-Estradiol
FOB
S-Folat	1	4	1
S-FSH ( half the population)	1
S-fT4
S-fT3
Hbc IgM
S-HBsAg	1
S-hCG
S-Helicobakter Pylori
S-Hepatitis A IgM	1
S-Insulin
S-Luteinizing Hormone (LH)
S-Prolactine
RBC-Folat
S-Pregnancy test
S-Sex Hormone Binding Globuline (SHBG)
S-Testosterone
S-TSH	1
CSF Analyses ( External Lab)
Zinc	1 (Baseline)	1 (Visit 6)
Copper	1 (Baseline)	1 (Visit 6)

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TIMELINES

Timelines
Quintiles involvement begins	May 2006
First patient in	September 2006
Last patient in	December 2006
Last patient out	April 2007
Database lock	May 2007
Availability of all statistical outputs	June 2007
Draft integrated clinical trial report	Mid June 2007
Final integrated clinical trial report	Mid July 2007
Quintiles involvement ends	August 2007

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ATTACHMENT 2
BUDGET AND PAYMENT SCHEDULE

ACTIVITY	UNIT	NUMBER OF UNITS	COST/UNIT	TOTAL HOURS	TOTAL COST ($)	ASSUMPTIONS
STUDY MATERIAL DEVELOPMENT				68.00	12,663.00
Protocol development/review	Protocol	1.00	1,673.00	8.00	1,673.00
CRF development/review	CRF	1.00	1,389.00	8.00	1,389.00
Study reference manual	Manual	1.00	9,601.00	52.00	9,601.00

STUDY START-UP				542.00	107,235.00
Kick-off meeting	Meeting	1.00	20,994.00	120.00	20,994.00	1 Kick off meeting, attended by PM, PA, CTL, CTA, DM Lead, Biostats and Pharmacovigilance

Project planning and team training	Study	1.00	18,827.00	70.00	18,827.00
Site identification	Identified site	13.00	623.92	41.00	8,111.00
Site selection visits	Visit	8.00	2,600.75	104.00	20,806.00
Ethics committee applications	Application	1.00	857.29	30.00	6,001.00
Negotiate investigator contracts	Initiated site	7.00	1,067.86	42.00	7,475.00
Site initiation visits	Visit	7.00	3,000.71	105.00	21,005.00
Assemble and ship study documents	Initiated site	7.00	573.71	30.00	4,016.00

REGULATORY ACTIVITIES				77.00	12,379.00
Regulatory Support & Consulting	Study month	14.96	216.02	16.00	3,232.00
Submission of Regulatory Applications	Country submission	1.00	8,158.00	55.00	8,158.00
European Clinical Trial Directive Compliance	Study	1.00	989.00	6.00	989.00

INVESTIGATOR MEETING				144.00	28,739.00
Meeting planning and coordination	Meeting	1.00	10,414.00	44.00	10,414.00	1 Investigator Meeting, attended by PM, CTL, CTA, DM Lead, Pharmacovigilance

Meeting travel and attendance	Meeting	1.00	18,325.00	100.00	18,325.00

CLINICAL MONITORING & SITE MANAGEMENT				1,062.00	206,719.00
Interim monitoring visits	Visit	49.00	3,132.80	756.00	153,507.00
Site contact/in-house monitoring	Clinical month	12.19	3,095.31	196.00	37,739.00
Maintenance of study files	Clinical month	12.19	1,009.57	91.00	12,309.00
Investigator Payment Administration	Payment	4.06	778.52	19.00	3,164.00	Assumes quarterly payments

SITE CLOSE-OUT				131.00	27,044.00
Close-out visits	Visit	7.00	3,708.86	126.00	25,962.00
Study archiving	Active site	7.00	154.57	5.00	1,082.00

MEDICAL SUPPORT				188.00	45,174.00
CRA and site support	Study month	14.96	3,019.34	188.00	45,174.00

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PHARMACOVIGILANCE				383.00	61,142.00
Safety database and project set-up	Study	1.00	18,048.00	94.00	18,048.00
SAE processing	SAE	24.00	1,188.58	216.00	28,526.00
Medical review of SAEs	SAE	24.00	271.71	24.00	6,521.00
Regulatory reporting	Expedited SAE	2.00	678.50	9.00	1,357.00
Investigator alert letters	Alert letter	28.00	17.68	4.00	495.00
Project administration and system maintenance	Clinical month	12.19	508.11	36.00	6,195.00

DATA MANAGEMENT				961.00	110,588.00
Database design and build	Unique CRF	11.00	4,877.73	480.00	53,655.00
Database QC	Patient	80.00	8.69	4.00	695.00
Data monitoring	DCF issued	81.00	98.05	97.00	7,942.00
Data import/export	Import	10.00	371.10	34.00	3,711.00
Database maintenance and management	DM month	10.65	2,697.84	235.00	28,732.00
Data coding	Coded item	640.00	7.88	57.00	5,040.00
EDC training	Study	1.00	10,813.00	54.00	10,813.00

BIOSTATISTICS				788.00	118,966.00
Consulting and analysis plan	Study	1.00	25,295.00	162.00	25,295.00
Data manipulation	Study	1.00	26,663.00	197.00	26,663.00
Final tables, figures and listings	Output	105.00	509.54	391.00	53,502.00
DSMB support	Study	1.00	7,958.00	37.50	7,958.00
Biostatistical report	Report	1.00	5,548.00	38.00	5,548.00

MEDICAL WRITING				265.00	51,977.00
Integrated study report	Report	1.00	51,977.00	265.00	51,977.00

PROJECT MANAGEMENT				1,869.00	403,802.00
Project management	Study month	14.96	5,762.31	413.00	86,213.00
Clinical management	Clinical month	12.19	16,795.51	919.00	214,951.00
Client meetings	Meeting	2.00	18,793.50	188.00	37,587.00
Client teleconferences	Teleconference	14.96	766.30	59.00	11,465.00
Internal team meetings	Study month	14.96	3,581.58	290.00	53,586.00

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CENTRAL LABORATORIES

Services	Cost (SEK)	Cost (USD)
Screening Costs
Screening labs	264,050	36,944
In-study labs (incl post-study)	534,800	74,826
Administrating/Shipping Costs
Administration Clinical Chemistry	28,782	3,643
Sample kit Blood 50SEK/Kit	25,000	3,498
Sample Kits CSF 50SEK/Kit	9,000	1,259
Total Discount of 5% on Professional Fees	861,632 -43,081 818,551	120,554 -6,027 114,527
Additional Samples to be analysed at Karolinska Hospital Laboratory
Services	Cost (SEK)	Cost (USD)
Sample
S-Zinc 480x194SEK	93,120	13,035
S-Copper 480x210SEK	100,800	14,110
CSF-Zinc160x194SEK	31,040	4,346
CSF-Copper160x512SEK	81,920	11,470
Total (External LAB Costs)	306,880	42,961
 TOTAL
Quintiles Laboratory	818,551	114,527
Karolinska Laboratory (External)	306,880	42,961
Total Cost	1,125,431 SEK	157,488 USD

TOTAL LABOUR FEES	1,343,916.00

Study Passthroughs	117,980.16
Regulatory expenses	6,460.00
Investigator meeting expenses	11,100.00
Clinical monitoring travel	34,944.00
Client/training meeting expenses	37,762.00
Translations	886.00
Printing & courier costs	2,217.48
Other expenses (specify)	22,624.68

GRAND TOTAL	1,461,896.16

Currency Exchange Rate Effective as of:	Wed: l-Feb-2006
Proposal Currency:	US Dollar
Exchange Rates:	1USD =
	0.8257	EUR	Euro
	1	USD	US Dollar
	0.5643	GBP	United Kingdom Pound
	7.6182	SEK	Swedish Krona

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PAYMENT SCHEDULE

Professional Fees

Milestone Payments
Milestone	Total (USD)
Signature of LOI	116,083
Signature of GSA	107,513
25% of Patients Randomised	89,789
75% of Patients Randomised	89,789
Last Patient In Treatment Start	53,757
100% Sites Closed	53,752
Quintiles Involvement Ends	26,878
Total	537,561

Monthly Payments
Month	Total (USD)
July 2006	62,027
August, 2006	62,027
September, 2006	62,027
October, 2006	62,027
November, 2006	62,027
December, 2006	62,027
January, 2007	62,027
February, 2007	62,027
March, 2007	62,027
April, 2007	62,027
May, 2007	62,027
June, 2007	62,027
July, 2007	62,027
Total	806.355

Grand Total	1,343,916

Estimated Pass-through Expenses

Pass-through expenses are estimated to be $117,980.16. Pass-through expenses will be invoiced monthly based on actual expenses incurred by Quintiles in conjunction with the services of the contract. This will be reconciled upon final invoice.

Third party costs

Some additional costs might be incurred during the course of the study, which would be treated as pass through costs, and invoiced to Prana Biotechnology with a 5% handling charge where appropriate.

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ATTACHMENT 3 TO GENERAL SERVICES AGREEMENT CLINICAL TRIAL AGREEMENT

Made between «INVNAME», having a place of business at [address] (the “Investigator”), «SITENAME», having a place of business at [address] (the “Institution";, [if applicable, add «Research Company» at «RCADD»] (the “Research Company”) and [insert name of Quintiles entity], having a place of business at [insert address] (“Quintiles") representing the interests of [SPONSOR LEGAL NAME] (the “Sponsor”).

PROTOCOL NUMBER:
PROTOCOL TITLE:
PROTOCOL DATE:
SPONSOR:
PRINCIPAL INVESTIGATOR:
«INVNAME»
Note: If Investigator is not a party to the Agreement, then Investigator must be an actual employee of the Institution, and the following language must be included after the Investigator's name: “an employee of Institution"

WHEREAS, the Investigator and Institution [or “and Research Company”], if any, (hereafter, jointly, the "Site”) are willing to conduct a clinical trial (the “Study"), in accordance with the above-referenced protocol and any subsequent amendments thereto (the “Protocol”) and Quintiles requests the Site to undertake such Study;

NOW THEREFORE, the following is agreed:

1.
Quintiles hereby appoints the Site to conduct the Study, and the Site agrees to ensure that the Site and the Site's employees, agents, and staff will conduct the Study in accordance with the Protocol, the terms of this agreement, including the Terms and Conditions attached as Attachment A, the Payment Schedule and Budget attached as Attachment B, and any other the attachments hereto, which all are incorporated by reference herein (the “Agreement”), good clinical practices, and all applicable laws and regulations. The Site hereby confirms that it has enough time and resources to perform the Study according to the highest quality standards.

2.
Payments shall be made in accordance with the provisions set forth in Attachment B, with the last payment being made after the Site completes all its obligations hereunder, and Quintiles has received all completed case report forms (“CRFs”) and, if Quintiles requests, all other Confidential Information as defined in Attachment A, Section 2 (Confidential and Proprietary Information). The Site will act as an independent contractor, and shall not be considered the employee or agent of Quintiles or Sponsor. Neither Quintiles nor Sponsor shall be responsible for any employee benefits, pensions, workers' compensation, withholding, or employment-related taxes as to the Site. The Site acknowledges and agrees that Investigator's judgment with respect to Investigator's advice to and care of each subject is not affected by the compensation Site receives hereunder. The parties agree that the payee designated below is the proper payee for this Agreement, and that payments under this Agreement will be made only to the following payee (the “Payee”):

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PAYEE NAME: Please note: This should be a business name and must match the business name used to file for your tax EIN or other tax ID number	«PayeeName»
PAYEE ADDRESS: Please Note: this should be street address, not a PO Box
«PayeeAddress»
_______________________________________________________
«PayeeAddress2»
_______________________________________________________
 «PayeeCity», «PayeeState» «PayeePostal_Code»
_______________________________________________________

TAX ID NUMBER [For Canada, Insert: GST & PROVINCIAL TAX IF APPLICABLE]
THE TAX ID MUST EXACTLY MATCH THE PAYEE NAME INDICATED ABOVE
_______________________________________________________
For Canada:
GST tax number or applicable provincial tax number
_______________________________________________________
or Tax exempt _____________

If the Payee is in the United States of America (“U.S.”), the Payee's 9 Digit Tax Identification Number and SSN/EIN designation will be required before any payments can be made under this Agreement.

[For Canada, include “If the Payee is in Canada, the Payee's applicable tax numbers or Tax exempt status designation will be required before any payment can be made under this Agreement.”]

Site will have thirty (30) days from the receipt of final payment to dispute any payment discrepancies during the course of the Study.

The parties acknowledge that the designated Payee is authorized to receive all of the payments for the services performed under this Agreement. If the Investigator is not the Payee, then the Payee's obligation to reimburse the Investigator will be determined by a separate agreement between Investigator and Payee, which may involve different payment amounts and different payment intervals than the payments made by Quintiles to the Payee. Investigator acknowledges that if Investigator is not the Payee, Quintiles will not pay Investigator even if the Payee fails to reimburse Investigator.

3.
This Agreement will become effective on the date on which it is last signed by the parties and shall continue until completion or until terminated in accordance with the provision in Attachment A. In the event of a conflict between the Protocol and this Agreement, the terms of the Agreement will govern.

4.	[INSERT ANY SPECIAL COUNTRY REQUIREMENTS, IF APPLICABLE]
For Sites in the European Union, the following language must be included due to Data Privacy laws and regulations: Prior to and during the course of the Study, the Site and Site staff may provide personal data relating to its investigators, Site staff or other personnel, which may be subject to data privacy laws or regulations. Such personal data may include names, contact information, work experience, qualifications, publications, resumes, educational background, performance information, facilities, staff capabilities, and other information relating to the Site's conduct of clinical trials. If the Site is in the European Union, the Sponsor would be the data controller for such personal data. The Site hereby consents to the use and processing of its personal data and the personal data of its investigators, staff and personnel for the following purposes: a) the conduct of the Study; b) review by governmental or regulatory agencies, Sponsor, Quintiles, and their agents, and affiliates; c) satisfying legal or regulatory requirements; and, d) storage in databases for use in selecting sites in future clinical trials. The Site further consents to the transfer of such data to countries other than the Site's own country, even though data protection may not exist or be as developed in those countries as in the Site's own country. The Site agrees to ensure that its staff and personnel are aware that their personal data will be used, processed and stored for above-stated purposes and may potentially be transferred to other countries and that they consent to such use, storage and transfer.”

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For Sites in the U.S. insert the following provision: “Institution and Principal Investigator agree that their judgment with respect to the advice and care of each patient will not be affected by the compensation they receive from this Agreement, that such compensation does not exceed the fair market value of the services they are providing, and that no payments are being provided to them for the purpose of inducing them to purchase or prescribe any drugs, devices or products. If the Sponsor or Quintiles provides any free products or items for use in the Study, Institution and Principal Investigator agree that they will not bill any patient, insurer or governmental agency, or any other third party, for such free products or items. Institution and Principal Investigator agree that they will not bill any patient, insurer, or governmental agency for any visits, services or expenses incurred during the Study for which they have received compensation from Quintiles or Sponsor, or which are not part of the ordinary care they would normally provide for the patient.”

ACKNOWLEDGED AND AGREED BY [Insert legal name of Quintiles entity]

By:
Title:
Date:

ACKNOWLEDGED AND AGREED BY THE PRINCIPAL INVESTIGATOR:

«INVNAME»
Date:

ACKNOWLEDGED AND AGREED BY [Insert legal name of Institution], if applicable:

By:
Title (must be authorized to sign on Institution's behalf): ___________________
Date:

ACKNOWLEDGED AND AGREED BY [Insert legal name of Research Company], if applicable:

By:
Title (must be authorized to sign on Research Company's behalf): ___________________
Date:

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ATTACHMENT A
TERMS AND CONDITIONS

1) Conduct of the Study. The parties to the attached agreement (the “Agreement”) agree that the clinical trial described therein (the “Study”) will be performed in strict accordance with the applicable protocol, and any subsequent amendments thereto (the “Protocol”), applicable federal, state, and local laws, regulations and guidelines, and good clinical practices (“GCPs”). The Principal Investigator (the “Investigator”) shall review all case report forms (“CRFs”) to ensure their accuracy and completeness, shall review and understand the information in the investigator's brochure or device labeling instructions, as applicable, shall ensure that all informed consent requirements are met, and shall ensure that all required reviews and approvals (or favorable opinions) by applicable regulatory authorities and Institutional Review Boards (“IRBs”) or Independent Ethics Committees (“lECs”) are obtained. The Investigator and the institution(s) (the “Institution”), if any, conducting the trial (jointly, the “Site”) agree to ensure that all clinical data are accurate, complete, and legible. The Site shall promptly and fully produce all data, records and information relating to the Study to Quintiles and the sponsor of the Study (the “Sponsor”) and their representatives during normal business hours, and shall assist them in promptly resolving any questions and in performing audits or reviews of original subject records, reports, or data sources. The Site agrees to cooperate with the representatives of Quintiles and Sponsor who visit the Site, and the Site agrees to ensure that the employees, agents and representatives of the Site do not harass, or otherwise create a hostile working environment for, such representatives. The Site shall use the drug, device, product or compound being tested (the “Investigational Product”), and any comparator products provided in connection with the Study, solely for the purpose of properly completing the Study and shall maintain all Investigational Product and any comparator products in a locked, secured area at all times. Upon completion or termination of the Study, the Site shall return all unused Investigational Product, comparator products, equipment, and materials and all Confidential Information (as defined below).

2) Confidential and Proprietary Information. All information (including, but not limited to, documents, descriptions, data, CRFs, photographs, videos and instructions), and materials (including, but not limited to, the Investigational Product and comparator products), provided to the Site by Quintiles, Sponsor, or their agents, (whether verbal, written or electronic), and all data, reports and information, relating to the Study or its progress (hereinafter, the “Confidential Information”) shall be the property of Sponsor. The Site shall keep the Confidential Information strictly confidential and shall disclose it only to its employees involved in conducting the Study on a need-to-know basis. These confidentiality obligations shall continue until ten (10) years after completion of the Study, but shall not apply to Confidential Information to the extent that it: a) is or becomes publicly available through no fault of the Site; b) is disclosed to the Site by a third party not subject to any obligation of confidence; c) must be disclosed to IRBs, lECs, or applicable regulatory authorities; d) must be included in any subject's informed consent form; e) is published in accordance with Article 3 herein; or, f) is required to be disclosed by applicable law. The existing inventions and technologies of Sponsor, Quintiles, or the Site are their separate property and are not affected by this Agreement. Sponsor shall have exclusive ownership of any inventions or discoveries arising in whole or in part from Confidential Information or arising as a result of the Study. The Site will, at Sponsor's expense, execute any documents and give any testimony necessary for Sponsor to obtain patents in any country or to otherwise protect Sponsor's interests in such inventions or discoveries. . The Site agrees to comply with any applicable data privacy or data protection legislation of the country in which the data originated.

3) Publication. At least sixty (60) days prior to submitting or presenting a manuscript or other materials relating to the Study to a publisher, reviewer, or other outside persons, the Site shall provide to Sponsor a copy of all such manuscripts and materials, and allow Sponsor sixty (60) days to review and comment on them. If the Sponsor requests, the Site shall remove any Confidential Information (other than Study results) prior to submitting or presenting the materials. No party hereto shall use any other party's name, or Sponsor's name, in connection with any advertising, publication or promotion without prior written permission.

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4) Inspection and Debarment. When given reasonable notice, the Site agrees to allow authorized Quintiles, Sponsor or regulatory authority personnel direct access to the Site's records relating to the Study, including subject medical records, for monitoring, auditing, and inspection purposes. The Site shall immediately notify Quintiles of, and provide Quintiles copies of, any inquiries, correspondence or communications to or from any governmental or regulatory authority relating to the Study, including, but not limited to, requests for inspection of the Site's facilities, and the Site shall permit Quintiles and Sponsor to attend any such inspections. The Site will make reasonable efforts to separate, and not disclose, all confidential materials that are not required to be disclosed during such inspections. The Investigator and the Institution, if any, shall be jointly responsible for maintaining essential Study documents for the time and in the manner specified by current good clinical practice (“GCP”) guidelines, local laws, and Sponsor requirements and shall take measures to prevent accidental or premature destruction of these documents. If the Investigator leaves an institution, then responsibility for maintaining Study records shall be determined in accordance with applicable regulations. If an investigator or sub-investigator leaves an institution or otherwise changes addresses, he or she shall promptly notify Sponsor and Quintiles of his or her new address. The Site represents and warrants that neither it, nor any of its employees, agents or other persons performing the Study under its direction, has been debarred, disqualified or banned from conducting clinical trials or is under investigation by any regulatory authority for debarment or any similar regulatory action in any country, and the Site shall notify Quintiles immediately if any such investigation, disqualification, debarment, or ban occurs.

5) Termination. Quintiles may terminate this Agreement effective immediately upon written notice. The Site may terminate upon written notice if circumstances beyond the Site's reasonable control prevent the Site from completing the Study, or if the Site reasonably determines that it is unsafe to continue the Study. Upon receipt of notice of termination, the Site shall immediately cease any subject recruitment, follow the specified termination procedures, ensure that any required subject follow-up procedures are completed, and make all reasonable efforts to minimize further costs, and Quintiles shall make a final payment for visits or milestones properly performed pursuant to this Agreement in the amounts specified in the Attachment B; provided, however, that ten percent (10%) of this final payment will be withheld until final acceptance by Sponsor of all subject CRF pages and all data clarifications issued and satisfaction of ail other applicable conditions set forth in the Agreement. Neither Quintiles nor Sponsor shall be responsible to the Site for any lost profits, lost opportunities, or other consequential damages. If a material breach of this Agreement appears to have occurred and termination may be required, then, except to the extent that subject safety may be jeopardized, Quintiles may suspend performance of all or part of this Agreement, including, but not limited to, subject enrollment.

6) Claims and Disclaimers. The Site shall promptly notify Quintiles and Sponsor in writing of any claim of illness or injury actually or allegedly due to an adverse reaction to the Investigational Product and allow Sponsor to handle such claim (including settlement negotiations), and shall cooperate fully with Sponsor in its handling of the claim. Quintiles expressly disclaims any liability in connection with the Investigational Product, including any liability for any product claim arising out of a condition caused by or allegedly caused by the administration of such product except to the extent that such liability is caused by the negligence, willful misconduct or breach of this Agreement by Quintiles. Neither Quintiles nor Sponsor will be responsible for, and the Site agrees, to the extent allowed by law, to indemnify and hold them harmless from, any loss, claim, cost (including reasonable attorney fees) or demand arising from any injuries or damages resulting from the Site's negligence, failure to adhere to the Protocol, failure to obtain informed consent, unauthorized warranties, breach of this Agreement or willful misconduct. If the Site is in the U.S., it shall maintain professional liability insurance coverage with limits of not less than two hundred thousand dollars ($200,000 USD) per occurrence and four hundred thousand dollars ($400,000 USD) aggregate throughout the term of this Study if the policy is an occurrence policy, and for an additional five (5) years after completion of the Study if such insurance is a claims-made policy, and will provide, upon request, a certificate of insurance. If the Site is in Canada, the Investigator shall obtain, and maintain in good standing, membership with the Canadian Medical Protective Association. If the Site is outside of the U.S. or Canada, it shall maintain a commercially reasonable level of insurance, and, upon request, shall provide a certificate of insurance to Quintiles; or, alternatively, if applicable insurance is provided by a governmental agency, the Site shall satisfy all requirements necessary to remain eligible for such governmental insurance during the Study.

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7) Financial Disclosure. If Quintiles or Sponsor provides financial disclosure forms to the Site pursuant to U.S. regulatory requirements, then the Site agrees that, for each listed or identified investigator or subinvestigator who is directly involved in the treatment or evaluation of research subjects, it shall promptly return to Quintiles a financial disclosure form that has been completed and signed by such investigator or subinvestigator, which shall disclose any applicable interests held by those investigators or subinvestigators or their spouses or dependent children. Quintiles may withhold payments if it does not receive a completed form from each such investigator and subinvestigator. The Site shall ensure that all such forms are promptly updated as needed to maintain their accuracy and completeness during the Study and for one (1) year after its completion. The Site agrees that the completed forms may be subject to review by governmental or regulatory agencies, Sponsor, Quintiles, and their agents, and the Site consents to such review. The Site further consents to the transfer of its financial disclosure data to the Sponsor's country of origin, and to the U.S. if the Site is outside of the U.S., even though data protection may not exist or be as developed in those countries as in the Site's own country.

8) Shipping of Dangerous Goods and Infectious Materials. The shipment of dangerous goods and infectious materials (including infectious subject specimens) is subject to local, national, and international laws and regulations. The Site is responsible for ensuring that each individual who packages or handles any dangerous goods or infectious materials for shipping from the Site complies with all applicable laws and regulations.

9) Additional Requirements for Medical Device Studies. If the Study will be used in support of an FDA investigational device exemption (IDE) application, then, in addition to all other provisions of this Agreement, the requirements of this Section shall apply. The Investigator agrees to perform the Study in accordance with 21 CFR Section 812, including, but not limited to, Sections 812. 25, 812.100, 812.110, 812. 140, 812.145, and 812.150, and with the investigational plan as defined in Section 812.25, and with all conditions of approval imposed by the reviewing IRB or IEC, or FDA. The Investigator shall supervise all testing of the device involving human subjects. If the Study is terminated, the Investigator shall dispose of or return the device as directed by Quintiles or Sponsor, unless such disposal or return would jeopardize the rights, safety or welfare of a subject.

10) Additional Contractual Provisions. This Agreement, including these Terms and Conditions, constitutes the sole and complete agreement between the parties and replaces all other written and oral agreements relating to the Study. No amendments or modifications to this Agreement shall be valid unless in writing and signed by all the parties. Failure to enforce any term of this Agreement shall not constitute a waiver of such term. If any part of this Agreement is found to be unenforceable, the rest of this Agreement will remain in effect. This Agreement shall be binding upon the parties and their successors and assigns. The Site shall not assign or transfer any rights or obligations under this Agreement without the written consent of Quintiles. Upon Sponsor's request, Quintiles may assign this Agreement to Sponsor or to a third party, and Quintiles shall not be responsible for any obligations or liabilities under this Agreement that arise after the date of the assignment, and the Site hereby consents to such an assignment. Site will be given prompt notice of such assignment by the assignee. The terms of this Agreement that contain obligations or rights that extend beyond the completion of the Study shall survive termination or completion of this Agreement. This Agreement shall be interpreted under the laws of the state or province and country in which such Site conducts the Study.

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Attachment 4

Certificate of Insurance

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Secure Enterprises Pty Ltd as Trustees for the Strathearn Unit Trust
ACN 060 973 908      ABN 94 695 040 625
AFSL 229831

CERTIFICATE OF CURRENCY

We confirm that cover has been bound by Lloyds of London (Newline Syndicate) as outlined below.

CLASS OF INSURANCE:

No Fault Compensation Insurance for Clinical Trials and/or Human Volunteer Studies Insurance

INSURED:

PRANA BIOTECHNOLOGY LIMITED

The definition of ‘Insured’ extends to include the following:

a)	any director or partner of the Insured whilst acting in their respective capacities for the Insured;

b)	any employee of the Insured including Medical Persons but only whilst acting within the scope of their duties;

c)	any past employee who acted for the Insured and who agrees to be bound by the terms of this policy;

d)	any sub contractor doctor consultant physician hospital or contract research organization or nurse who will be performing work for the Insured in respect of a Trial covered by this Policy;

e)	any Ethics Committee or its members that has approved a Trial which is the subject of this Policy;

but only in respect of Claims arising out of The Trial covered by this Policy.

SCOPE OF COVER

The Company shall indemnify the Insured against all sums in excess of the Deductible that the Insured shall become liable to pay as damages or compensation and claimants costs and expenses in respect of any Claim made by Research Subjects for Bodily Injury caused by an Occurrence happening after the Retroactive Date within the Policy Territory and arising out of the Business undertaken by or on behalf of the Insured

LIMIT OF INDEMNITY:	AUD$5,000,000 any one claim and in the aggregate

EXCESS:	AUD$25,000 each and every claim

PERIOD OF INSURANCE:

From	:	23rd Nov 2005
To	:	23rd Nov 2006

Both days at 16:00 Hours Local Standard Time.

• With effect from 14th August 2006 you cover is endorsed to include the following changes.

/s/ STRATHEARN INSURANCE BROKERS
STRATHEARN INSURANCE BROKERS

Secure Enterprises Pty Ltd as Trustees for the Strathearn Unit Trust
ACN 060 973 908      ABN 94 695 040 625
AFSL 229831

It is hereby noted and agreed that with effect from the 14th August 2006, cover is extended to include Liability arising from Protocol PBT2-201-EURO

ENDORSEMENT ATTACHING TO AND FORMING PART OF THIS POLICY.

With effect from the 27th October 2006 your cover is endorsed to include the following changes.

LEGAL LIABILITY EXTENSION

In the event of a Research Subject not being offered or not agreeing to any compensation being determined in accordance with the Conditions of Compensation or refusing to accept the award of an Independent Lawyer the Company shall indemnify the Insured for all sums for which the Insured shall become legally liable (including the costs and expenses awarded to the Research Subject) as damages for Bodily Injury caused by the Research Subject’s participation in a Trial (but excluding any liability which attaches by virtue of any contract or agreement and which would not have applied in the absence of such contract or agreement) in accordance with the law applicable in the country where the Claim is made and subject to the Limits of Indemnity stated in the Schedule

TERRITORIAL LIMITS:	Worldwide excluding U.S.A and/or Canada

RETROACTIVE DATE: 23rd November 2004

INSURERS:

Lloyds of London (Newline syndicate number 1218)
Suite 5/4 The London Underwriting Centre
3 Minster Court, Mincing Lane
London EC3R 7DD

Signed by and on behalf of Strathearn Insurance Brokers

/s/ STRATHEARN INSURANCE BROKERS
Dated: 27-10-06	STRATHEARN INSURANCE BROKERS

Elkington Bishop Molineaux	Suite 4, 651 Victoria Street,	Telephone	:	(03) 9425 1890
Insurance Brokers Pty Ltd	Abbotsford, Victoria 3067	Facsimile	:	(03) 9425 1899
AFS Licence No. 246986 ABN 31 009 179 640		Email	:	ebm@ebminsurance.com.au
		Website	:	www.ebminsurance.com.au

Ms K Rowe	TAX INVOICE I0537953
Prana Biotechnology Limited
Level 2
369 Royal Parade
PARKVILLE VIC 3052

Invoice Date	:	07.04.2006	Premium	2,000.00

Our Reference	:	EBM MEL P0485 0094642/006	Stamp Duty	220.00

Invoice No	:	I0537953

Class	:	Broadform Liability
			Broker Fee	50.00
Placement with/by	:	CGU INSURANCE
			SubTotal Excl. GST	2,270.00
Policy No	:	10M1091762	GST Total	205.00

Period	:	30.04.2006 to 30.04.2007	Total Amount	$ 2,475.00

Your account is managed by:
Gino Renzella	ginor@ebminsurance.com.au
Kylie Allen	kyliea@ebminsurance.com.au

TRANSACTION DESCRIPTION

**   RENEWAL   **

INSURED: Prana Biotechnology Limited

BRIEF DESCRIPTION:	[SEAL]
Public Liability $20,000,000

IMPORTANT NOTICES

1.	We are confirming your instructions or inviting Renewal and advising cover has been arranged. To ensure continuity of cover, please forward your remittance within 14 days.

2.
The Insured has a legal obligation to reveal to the Insures any material fact which might affect their judgement in acceptance of the insurance and/or assessing the premium. Failure to do so could void any contract from inception. Claims must be notified immediately as late notification may cause prejudice in some instances.

-------tear here-------------------------------------------------------------------------------------------------------------------------------------

Please return this with your remittance to:		Our Ref	:	EBM MEL P0485 0094642/006
EBM Insurance Brokers		Invoice No	:	I0537953
Suite 4, 651 Victoria Street		Client Name	:	Prana Biotechnology Limited
ABBOTSFORD VIC 3067		Contact	:	Gino Renzella
Biller Code: Reference:	13581 23152204850053795368	Brief Description Total Amount	: $	Liab $20,000,000 2006/07 2,475.00

Please see overleaf for payment options.

COVER SUMMARY

CLIENT	PLACEMENT WITH/BY	07.04.06
Ms K Rowe	CGU Insurance Limited
Prana Biotechnology Limited	PO Box 390D
Level 2	MELBOURNE VIC 3001
369 Royal Parade
PARKVILLE VIC 3052

Your account is managed by:
Gino Renzella	ginor@ebminsurance.com.au
Kylie Allen	kyliea@ebminsurance.com.au

CLASS OF RISK	PERIOD OF INSURANCE
Broadform Liability	From:	4.00 pm on 30th April 2006
	To :	4.00 pm on 30th April 2007
Policy No : 10M1091762	Our Ref :	EBM MEL P0485 0094642/006

COVER SUMMARY	This summary is not a policy document and is only an outline of the cover. The terms conditions and limitations of the Insurer’s policy shall prevail at all times.

INSURED	:	Prana Biotechnology Limited

INTEREST INSURED	:	The Insurer will indemnify you against:

1. Public Liability; or
2. Products Liability;
if shown in the Schedule as an insured item.

DEFINITIONS	:	PUBLIC LIABILITY means:
Your legal liability to pay damages for an Occurrence (and for consequential loss caused by the Occurrence), in the course of Your Business, but excludes products Liability.

PRODUCTS LIABILITY means:
Your legal liability to pay damages for an Occurrence (and for consequential loss caused by the Occurrence), caused by an Unknown Defect in Your Products, but excludes Public Liability

OCCURRENCE means:
Personal Injury or Damage to Property that:

1. is neither intended nor expected from the standpoint of a reasonable person in your position:

2. is caused by an Event; and

3. occurs:
(a) within the Geographical Limits
(b) during the Period of Insurance

COVER SUMMARY	Page No. 2	Prana Biotechnology Limited
(EBM MEL P0485 0094642/006)

GEOGRAPHICAL LIMITS	:	Worldwide excluding the United States of America and Canada and any state or territory incorporated in, or administered by, or from, either USA or Canada.

BUSINESS	:	A) Testing and Marketing a cure for Alzheimers and similar age related diseases
B) Property owners and/or occupiers

LIMITS OF LIABILITY	:	(a) Public Liability $20,000,000 any one occurrence
(b) Products Liability NOT INSURED

EXCESS	:	$500 each Occurrence for Property Damage Claims

ENDORSEMENT	:
We will not indemnify you against any liability in connection with any events or business activities other than as office occupiers and office administration at and from the premises situated at the 4 listed locations.

MAJOR EXCLUSIONS	:	Employer’s Liability (Workers’ Compensation or accident compensation legislation or any industrial award, agreement or determination)
Discrimination and harassment
Assault and battery
Waiver of rights
Contractual Liability
Intentionally or recklessly caused injury or damage
Faulty Workmanship
Product recall or repair
Reinstatement, repair or replacement of your products
Loss of use of Property from delay in or lack of performance by you or inadequacy of your products
Aircraft products
Watercraft exceeding 8 metres, Hovercraft and Aircraft and areas used for Aircraft Vehicles requiring registration, other than as a “Working Tool”
Earthquake, civil commotion and the like Pollution
Asbestos
Building and demolition (other than for buildings owned or occupied by you where the total cost of alterations does not exceed $ 1,000)
Vibration or removal or weakening of, or interference with, support to land, buildings or any other property of support
Treatment, design and professional risks
Medical/Clinical testing
Libel and slander made prior to commencement of this insurance, or made knowing it’s falsity or related to publishing, advertising, broadcasting or telecasting activities
Fines and punitive damages
Foreign non-admitted cover
Vehicle mounted cranes

COVER SUMMARY	Page No. 3	Prana Biotechnology Limited (EBM MEL P0485 0094642/006)

Radioactive contamination Electronic date recognition War Terrorism

TERRORISM INSURANCE ACT 2003 - APPLICATION TO THIS POLICY
(This application is to take effect with all business with an inception date on or after 1 October 2003).

The Insurers of this policy have determined that this policy (or part of it) is a policy to which the Terrorism Insurance Act 2003 applies.

They have reinsured their liability under the Act with the Commonwealth Government reinsurer, The Australian Reinsurance Pool Corporation (ARPC).

As a consequent, they are required to pay a premium to ARPC and that amount (together with the costs of that part of the cover provided by them and administrative costs associated with the legislation) is reflected in the premium charged to you.

As with any other part of the premium, it is subject to government taxes and charges such as GST, Stamp Duty and where applicable Fire Service Levy.

INSURER	POLICY NUMBER	PROPORTION

CGU Insurance Limited	10M1091762	100.0000%
A.B.N. 27 004 478 371
CGU Centre, Level 5, 485 LaTrobe Street
MELBOURNE VIC 3000